PATENT LICENSE AGREEMENT

This Patent License Agreement ("Agreement") is made effective on the 29th day of August 2022 (hereinafter the “Commencement Date”) by and between Sparx Holdings Group, Inc. fka Prime Time Holdings, Inc., a Nevada corporation ("Licensee"), Cassandra DeNunzio, a Rhode Island resident (“Inventor”), and Sparx Technologies, LLC, a Wyoming limited liability company (“Licensor”); (collectively, the “Parties”).

WITNESSETH:

WHEREAS, Inventor through sole ownership of Licensor is the indirect owner of all rights, title, and interest in United States Provisional Patent Application No. 63/304,302 ("Licensed Patent");

WHEREAS, Licensee wishes to exclusively license the Licensed Patent to manufacture, market, and sell products and other inventions relating to the fire protection industry including a commercially available battery-operated wireless electronic fire sprinkler network in the U.S. covered by the Licensed Patent;

WHEREAS, Licensor desires to license Licensed Patent to the Licensee on an exclusive basis in the United States;

WHEREAS, Licensor has the right to grant an exclusive license for use within the United States to Licensee under the Licensed Patent and is willing to do so on the terms and conditions recited in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual terms and covenants hereinafter expressed, the Parties do mutually agree as follows:

1.  Definitions

In this Agreement, except where the context otherwise requires, the following words and expressions shall have the following meanings:

1.1 “Licensed Patents” shall mean the Patent Rights and interests in or other intellectual property rights of any kind resulting from, or involving, United States Provisional Patent Application Serial No. 63/304,302 filed by Licensor on January 28, 2022 and any subsequent patents or patent applications filed in the United States which claim priority directly or indirectly to such patent application including all non-provisional, divisional, continuation, continuation-in-part, renewal or substitute applications.

1.2 “Licensed Know-How” shall mean any Know-How owned by the Licensor that (i) is necessary for practicing inventions claimed in patents and/or patent applications defined in “Licensed Patents”, (ii) directly relates to the testing, certification, manufacturing, or commercialization of the inventions claimed in patents and/or patent applications defined in “Licensed Patents”, or (iii) directly includes technical information, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings, or data created by the Inventor as it relates to practicing inventions claimed in patents and/or patent applications defined in “Licensed Patents”.

1.3 “Licensed Technology” shall mean any and all technology disclosed in and/or subject of Licensed Patents and/or the Licensed Know-How.

1.4 “Licensed Product” shall mean any product which is based on, relates to, incorporates, uses or is covered by the Licensed Technology.

1.5 “Patent Rights” shall mean those very rights subject of the definition of “Licensed Patents” above and which are owned by Licensor or are subject to various applications applied, by Inventor or Licensor, in her or its name, with the U.S. Patent and Trademark Office or any state corollary intellectual property authority.

1.6 “Territory” as used in this Agreement shall mean the United States.

1.7 “Net Sales” shall mean the gross dollar amount collected by Licensee from its customers, whether such customer is a distributor, wholesaler, retailer, end-user, or any other third party, for Licensed Products sold, leased, or otherwise commercially transferred by Licensee, less: 1) any discounts or rebates actually applied; 2) any tax or governmental charge included in such gross dollar amount, which is imposed directly on, or measured by, the sale, lease or transfer, transportation, delivery or use of the Licensed Product, other than any taxes or charges on the seller’s net income, unless it is actually reimbursed; 3) actual allowances for returned Licensed Products.

1.8 “Confidential Information” shall mean all proprietary materials including the Licensed Know-How or other information (whether or not patentable) regarding a Party’s technology, products, business information or objectives, including technical information, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings, or data created by the Inventor, manufacturing and marketing information that is identified as proprietary or confidential by the disclosing Party, or information disclosed by a Party that is not generally known to the public or, by its nature, would be reasonably understood to be the type of materials or information that should be treated as proprietary or confidential.

2.  Grant of Rights

2.1 Licensor grants to Licensee a royalty bearing exclusive right and license to the Patent Rights in the United States. In this regard, the word “license” as used herein means the unfettered right or other ability to exploit, in any lawful way, the commercial viability of the Licensed Technology.

2.2 Licensor grants to Licensee a royalty bearing exclusive right and license to use and make derivative works of the Licensed Know-How to make, have made, use, have used, offer for sale, sell, import, export, and otherwise dispose of, develop, commercialize, and exploit, in any lawful way, the commercial viability of the Licensed Technology in the Territory.

2.3 Licensee shall not grant or purport to grant to any person any sublicense or subcontract of its rights or obligations under this Agreement without the express written consent of Licensor.

2.4 Licensee hereby agrees not to challenge the validity of any issued patent under the Patent Rights or cause a third party to challenge the validity of any such patent.

2.5 In no event shall this Agreement be construed to be an assignment of any actual ownership interest in or to the Patent Rights or Know-How other than what is necessary or consistent with the licensing thereof and Licensee’s license rights hereunder.

3. Ownership and No Assignment of Works

3.1 Licensee agrees that all right, title and interest in any and all ideas, Know-How, representations, textual material, illustrations, original works of authorship, developments, reduction to practice, improvements, inventions, concepts, discoveries, designs, trademarks, trade secrets, and other items developed and/or conceived by Inventor solely or jointly with another prior to, or during the course or as a result of this License Agreement, and which are related to the business or activities of Licensee (collectively "Works"), will be the sole and exclusive property of Licensor. Licensee understands and agrees that the decision whether or not to commercialize or market any Works developed by Inventor solely or jointly with others is within Inventor’s sole discretion and for Inventor’s sole benefit, and that no royalty will be due to Licensee as a result.

4. Consideration

4.1 In partial consideration for the exclusive license granted by Licensor, Licensee shall pay to Sparx Holdings, LLC, a Wyoming Limited Liability company solely owned by Inventor a non-refundable license fee upon execution of this Agreement in the amount of One Hundred Million shares (100,000,000) of common stock of Licensee (the “Initial License Fee”). The Initial License Fee described in this Section is consideration for the grant and continuation of the license hereunder, and Licensor shall have no obligation to return any portion of the Initial License Fee.

5.  Royalties

5.1 Licensee shall pay Licensor a royalty of fifty percent (50%) of Licensee’s Net Sales of all Licensed Products sold by or for Licensee in the Territory.

5.2 The royalty on Net Sales shall accrue on the date when Licensee receives payment for sales of its Licensed Product(s) and shall be payable to Licensor no less than quarterly, within thirty (30) days following the end of each calendar quarter in which a royalty payment accrues covered by a statement specifying the gross sales and Net Sales including an accounting of deductions in the calculation of Net Sales in accordance with GAAP.

5.3 All royalties, if any, shall be paid to Licensor in U.S. dollars.

5.4 Licensee shall keep accurate and complete records in sufficient detail to enable royalties payable to Licensor hereunder to be verified.  Licensee shall permit such records to be inspected at the sole option of Licensor semi-annually upon written notice by Licensor for the purpose of verifying the amount of royalties payable hereunder to Licensor. Such inspection shall be made during reasonable business hours and shall be performed by an independent auditor or accountant selected and appointed by Licensor.

6. Indemnification

6.1 Licensee Indemnification.  Licensee shall at all times during the term of this Agreement and thereafter indemnify, defend, and hold Licensor, its directors, officers, employees, agents, and affiliates harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, or advertisement of Licensed Products or arising from any obligation of Licensee under this Agreement.

7.  Duration of Agreement

7.1 Unless terminated sooner in accordance with the provisions of this Agreement, the term of this license is five years and shall expire when the last of the royalty obligations set forth has expired.

8.  Warranty

8.1 Licensee agrees to and assumes all liability associated with any product generated by the processes covered by the Patent Rights and/or Licensed Know-How. Licensor offers no warranty, express or implied, regarding the suitability or viability of any products produced under the Patent Rights and/or Licensed Know-How.

8.2 Licensor offers no warranty, express or implied, regarding the patentability of the technology covered under the Patents Rights and/or Licensed Know-How.

8.3 Licensor offers no warranty regarding the non-infringement of any product covered by or developed under the Patent Rights and/or Licensed Know-How.

9.  Patent Prosecution and Maintenance; Improvements

9.1 Discretionary Duty to Prosecute and Maintain:  Licensor shall have the first right and discretion to bring any action to enforce any patent falling under the Patent Rights and shall further have the first right and discretion to defend any declaratory judgment or other action in which a cause of action is asserted challenging the validity, enforceability, use, and/or claim construction of any patent(s) or patent application(s) constituting the Patent Rights.

9.2 Abandonment of Prosecution:  Licensor shall notify Licensee in the event Licensor decides at any time to abandon or discontinue prosecution of any patent application covered under the Patent Rights.  Such notification will be given as early as possible which in no event will be less than thirty (30) days prior to the date on which said application(s) will become abandoned.

9.3 Maintenance:  Licensor shall pay all official maintenance fees required to keep in force any patent which may issue included in the Patent Rights.

9.4 Improvements: If the Licensee shall at any time during the term of this Agreement devise any improvement in relation to the technology covered by the Patent Rights, Licensee shall promptly notify the Licensor in writing giving details of the improvement.  Further, Licensee shall cooperate with Licensor in providing any information or explanations as the Licensor may reasonably require in order to be able to effectively assess, utilize, and protect the intellectual property rights of the same, including cooperation in filing, prosecuting, and assigning any patent application arising out of such an improvement.  Any such improvement and the intellectual property rights associated with such improvement shall be owned by Licensor, but Licensee shall be granted an exclusive royalty-free license to utilize such improvement(s) in accordance with the terms of this Agreement.

10. Confidentiality

10.1 Parties shall hold each other's Confidential Information in confidence and shall not disclose Confidential Information to any third party without each other's prior written consent. The Parties acknowledge and agree that a breach of this section would cause irreparable harm and that either Party shall be entitled to seek equitable relief from such breach without the obligation of posting a bond or proving actual damages.

11. Termination

11.1 This Agreement may be terminated at any time by Licensor, for any reason, with or without cause, and without any payment or liability to Licensee with immediate effect by notice given in writing to the Licensee via email or certified mail at the sole option of Licensor to terminate the Agreement. In the event of bankruptcy proceedings by or against Licensee, the Agreement will automatically terminate without any action of any party.

11.2 This Agreement may be terminated with immediate effect by notice given in writing via email or by certified mail at the option of Licensee if the Licensor commits a breach of its obligations and/or any provision of the Agreement and fails or refuses to remedy such breach or default within sixty (60) days after being requested, by certified mail, to remedy such breach.

11.3 The termination of this Agreement, however arising, shall be without prejudice to any other express obligations in this Agreement of a continuing nature and to any rights of either party which may have accrued at or up to the date of termination.

11.4 All rights and licenses defined in the Grant of Rights section of this Agreement shall terminate immediately upon termination of this Agreement.

11.5 Licensee shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products by the effective date of termination.

11.6 Licensee shall tender payment of all accrued royalties and other payments to Licensor as of the effective date of termination within sixty (60) days thereafter.

11.7 The provisions of section 1, 6, 8, 10 and 13.5 shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

12. Assignment

12.1 Licensor may assign or transfer this Agreement without the express written consent of Licensee.

12.2 Licensee may not assign or transfer this Agreement without the express written consent of Licensor.

13. General

13.1 This Agreement sets forth the entire Agreement and understanding between the parties and supersedes all previous agreements and understandings, whether oral or written, between the parties with respect to the subject matter of this Agreement.

13.2 No variation of this Agreement shall be effective unless it is in writing signed by Licensor and a duly authorized officer of Licensee.

13.3 Nothing in this Agreement shall be deemed to constitute a partnership between the Parties nor shall either Party be taken to have any authority to bind or commit the other or be taken to have authority to act as the agent of the other or in any other capacity other than as expressly authorized in this Agreement.

13.4 The Parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

13.5 This Agreement shall be interpreted construed and enforced in accordance with the internal laws of the State of Wyoming, without reference to its conflicts of law principles.

IN WITNESS WHEREOF, the parties, by their duly authorized representative, have caused this Agreement to be executed on the 29th day of August 2022.

INVENTOR/LICENSOR: /s/ Cassandra L. DeNunzio Cassandra L. DeNunzio, Individually

LICENSOR: Sparx Technologies, LLC /s/ Cassandra L. DeNunzio By: Cassandra L. DeNunzio, Managing Member	LICENSEE: Sparx Holdings Group, Inc. /s/ Cassandra L. DeNunzio Cassandra L. DeNunzio, Chief Executive Officer